EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its  Second Quarter Ended September 30, 2016

MCLEAN, Va., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its second quarter ended September 30, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited):

	September 30, 2016	June 30, 2016	Change	% Change
For the quarter ended:
Total investment income	$11,744	$14,393	$(2,649)	(18.4)%
Total expenses, net	6,632	7,581	(949)	(12.5)
Net investment income	5,112	6,812	(1,700)	(25.0)
Net realized (loss) gain	(193)	18,560	(18,753)	NM
Net unrealized depreciation	(5,021)	(838)	(4,183)	499.2
Net (decrease) increase in net assets resulting from operations	(102)	24,534	(24,636)	NM
Net investment income per common share	0.17	0.23	(0.06)	(25.0)
Cash distribution per common share	0.19	0.19	—	—

Distributions coverage ratio(A)	235.4%	233.9%	1.5%	0.6
Weighted average yield on interest-bearing investments	12.5	12.7	(0.2)	(1.6)
Total dollars invested	$2,210	$28,976	$(26,766)	(92.4)
Total dollars repaid and collected from sales	2,198	42,942	(40,744)	(94.9)

As of:
Total investments, at fair value	$485,972	$490,981	$(5,009)	(1.0)%
Fair value, as a percent of cost	93.0%	94.0%	(1.0)%	(1.1)
Net assets	$292,102	$297,880	$(5,778)	(1.9)
Net asset value per common share	9.65	9.84	(0.19)	(1.9)
Number of portfolio companies	36	36	—	—

(A) Distributions coverage ratio is calculated by dividing the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders during the period by current period distributions to common stockholders.

NM = Not Meaningful

 Highlights for the Quarter:  During the quarter ended September 30, 2016, the following significant events occurred:

  Portfolio Activity: Extended $2.2 million of follow-on investments to existing portfolio companies.

  Preferred Stock Offering: Completed a public offering of 2.3 million shares of 6.25% Series D Cumulative Term Preferred Stock, due 2023 (“Series D Term Preferred Stock”), in September 2016.  Gross proceeds totaled approximately $57.5 million and net proceeds, after deducting underwriting discounts and offering costs borne by us, were $55.4 million.

  Preferred Stock Redemption: Redeemed all 1.6 million outstanding shares of our 7.125% Series A Cumulative Term Preferred Stock with a total liquidation value of $40.0 million in September 2016, using a portion of the proceeds from the issuance of our Series D Term Preferred Stock.

  Distributions and Dividends:  Paid monthly cash distributions to common and preferred stockholders for each of July, August, and September 2016.  The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month, for the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Series A Term Preferred Stock”); $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”); and $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”).

Second Quarter Results:  Net investment income for the quarters ended September 30, 2016 and June 30, 2016, was $5.1 million, or $0.17 per share, and $6.8 million, or $0.23 per share, respectively, a decrease of 25.0%.  The decrease in net investment income period over period was primarily due to lower other income, which was partially offset by a decrease in total expenses net of credits, including lower incentive fees.

Net asset value per common share as of September 30, 2016 decreased to $9.65 compared to $9.84 as of June 30, 2016.  The quarter over quarter decrease was primarily due to $5.0 million of net unrealized depreciation, which was due to a decline in performance of certain of our portfolio companies.

Subsequent Events:  After September 30, 2016, the following significant events occurred:

  Portfolio Activity: In October 2016, we restructured our investment in D.P.M.S., Inc. As a result of the restructure, we exchanged existing debt with a cost basis of $16.5 million and a fair value of $6.4 million as of September 30, 2016 for a new $8.8 million secured first lien term loan, relinquished our preferred equity with a cost basis of $2.5 million and fair value of $0, and relinquished a portion of our common equity with a total cost basis of $3 and a fair value of $0, each as of September 30, 2016. The new term loan has a current interest rate of 10.0% and matures in October 2021. The transaction resulted in a realized loss of $10.2 million.

  Distributions and Dividends Declared:  On October 11, 2016, our Board of Directors declared the following monthly cash distributions and dividends:
Record Date	Payment Date	Distribution per Common Share	Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share	Dividend per Series D Term Preferred Share
October 21, 2016	October 31, 2016	$0.0625	$0.140625	$0.135417	$0.15190972	(A)
November 17, 2016	November 30, 2016	0.0625	0.140625	0.135417	0.13020833
December 20, 2016	December 30, 2016	0.0625	0.140625	0.135417	0.13020833
	Total for the Quarter:	$0.1875	$0.421875	$0.406251	$0.41232638

(A) Represents a combined dividend for the prorated period from and including the issuance date, September 26, 2016, to and including September 30, 2016 and a full month of October 2016.

Conference Call:  The Company will hold its earnings release conference call on Thursday, November 3, 2016, at 8:30 a.m. EDT.  Please call (855) 376-7516 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 3, 2016.  To hear the replay, please dial (855) 859-2056 and use the playback conference number 46685375.  The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through January 3, 2017.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations.  The Company has paid 136 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended September 30, 2016, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.